FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in Thousands)                       Year Ended December 31,

                                           1994      1993      1992
Interest Income

     Loans                              $ 81,553  $ 78,660   $ 79,344
     Mortgage-Backed Securities            5,473    10,178     10,779
     Investments                           9,784     7,568      5,098
     Federal Funds Sold & Int Deposit        762       678        490
                                         --------  --------  --------
       Total Interest Income              97,572    97,084     95,711

Interest Expense
     Deposits                             39,342    43,431     51,043
     Federal Home Loan Bank Advances       6,952     2,039      1,724
     Short-Term Borrowings                   330       421        140
     Mortgage-Backed Bonds                 1,719     2,287      2,509
     Floating Rate Notes                     ---     3,001      3,437
                                        --------  --------  --------
       Total Interest Expense             48,343    51,179     58,853

Net Interest Income                       49,229    45,905     36,858

     Provision for Loan Losses             3,900     4,396      2,250
                                         --------  --------  --------
Net Income After Prov. for Loan Losses    45,329    41,509     34,608

Non-Interest Income
     Sale of Loans                          (706)    2,803      3,159
     Loan Servicing Income                 2,861     1,427      1,701
     Loan Fees                             2,378     2,408      1,688
     Dividends on FHLB Stock                 602       871      1,097
     Other                                 5,190     6,328      4,511
                                         --------  --------  --------
       Total Non-Interest Income          10,325    13,837     12,156

Non-Interest Expense
     Salaries and Benefits                19,465    17,370     13,791
     Net Occupancy                         2,989     2,771      2,364
     Deposit Insurance                     2,318     1,864      2,007
     Real Estate Owned Operations - Net      (26)       (5)       800
     Other                                13,756    11,504      9,875
                                         --------  --------  --------
       Total Non-Interest Expense         38,502    33,504     28,837

Earnings Before Income Taxes and
Effect of Change in Accounting Principle  17,152    21,842     17,927
     Income Taxes                          6,516     6,741      8,443
Earnings Before Cumulative Effect of Change
     in Accounting Principle              10,636    15,101      9,484
Effect of Change in Acct.                    ---       ---      1,518
                                         --------  --------  --------
Net Earnings                            $ 10,636  $ 15,101   $ 11,002
                                         ========  ========  ========

FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED BALANCE SHEETS



(Dollars in Thousands)

                                                 December 31,
Assets                                            1994        1993

     Cash and Cash Equivalents                   39,684      50,438
     Investments                                149,529     113,165
     Mortgage-Backed Securities                  69,597     101,293
     Loans Receivable - Net                   1,078,494     978,053
     Premises and Equipment                      13,333      13,660
     Accrued Interest Receivable                  9,812       9,888
     Real Estate Owned                            5,796      12,478
     Prepaid Expenses and Other                  28,636      28,364
                                              ---------    --------
Total Assets                                  1,394,881   1,307,339


Liability and Shareholders' Equity
  Liabilities
     Deposits                                 1,018,163   1,015,308
     Federal Home Loan Bank Advances            201,155     106,877
     Short-Term Borrowings                       35,922         ---
     Mortgage-Backed Bonds                          ---      50,000
     Accrued Interest Payable                     1,696       3,107
     Advances by Borrowers for Taxes & Ins.       2,356       2,079
     Other Liabilities                            7,296       7,857
                                              ---------    ---------
     Total Liabilities                        1,266,588   1,185,228

  Negative Goodwill                               7,581       8,528

  Shareholders' Equity                          120,712     113,583

Total Liabilities and Shareholders' Equity    1,394,881   1,307,339
                                              =========   =========

FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

                                            Year Ended December 31,
Cash Flows from Operating Activities        1994      1993     1992

 Net Earnings                              $10,636   $15,101  $11,002
 Adjustments to Reconcile Net Earnings to Net
 Cash Provided (Used) by Operating Activities
 (Gain) Loss on Sales of Loans, Mortgage-Backed
 Securities, Investments and Assets          1,050    (3,155)  (3,609)

 Amortization                                1,609        28    1,874

 Depreciation                                1,922     1,437    1,345
 Proceeds From Sale of Mortgage-Backed
   Securities Held For Sale                    ---    18,762      ---
 Provision for Loan Losses                   3,900     4,396    2,250
 Net Proceeds Trading of Investments          (335)   13,228      216
 Net Sale of Loans Held for Resale          62,766     5,125    8,859
 Net Change in all Other
 Assets and Liabilities                      1,223   (4,505)   10,849
                                           -------  -------   -------
  Net Cash Provided by Operations           82,771   50,417    32,786

Cash Flows from Investing Activities
 Proceeds from Sales of Securities            ---     1,777    12,238
 Proceeds from Maturities of Invest.       28,525    88,832     7,000
 Purchase of Investment Securities        (66,381) (122,796)  (21,993)

 Origination of Loans and Mortgage-Backed
   Securities -- Net of Collections      (135,640)   (1,065)   18,296

 Purchase of Mortgage-Backed Securities       ---   (20,092)  (52,923)

 Proceeds from Sale of Loans and Mortgage-Backed
   Securities                               1,819    11,148    19,048
 Purchase of Premises and Equipment        (1,615)   (7,712)   (1,152)

   Other -- Net                                10       265    13,808
                                        --------- --------- ---------
   Net Cash Used by Investing            (173,282)  (49,643)   (5,678)

Cash Flows from Financing Activities
 Net Change in Deposits                     2,855   (26,731)   11,870
 Net Change in Short-Term Borrowings       35,922    (2,469)      481
 Net Change in FHLB Advances               94,278    85,718    (1,021)
 Proceeds from Issuance of Common Stock        --        63    10,077
 Maturity of Floating Rate Note           (50,000)  (70,000)      ---
 Other -- Net                              (3,298)   (8,032)   (3,578)
                                         --------- --------- ---------
  Net Cash Provided (Used) by Financing
    Activities                             79,757   (21,451)   17,829
                                         --------- --------- ---------

Increase(Decrease)in Cash                 (10,754)  (20,677)   44,937
                                        ========== ========= =========